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                                                                     EXHIBIT 5.1

                                  May 19, 2000

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:      HA-LO Industries, Inc.
                  Registration Statement on Form S-8

Ladies and Gentlemen:

         We are counsel to HA-LO Industries, Inc., an Illinois corporation (the "Company"), and in such capacity we have assisted in the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1993, as amended, of the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the issuance from time to time by the Company of up to an additional 3,000,000 shares of the Company's common stock, no par value per share (the "Common Stock"), pursuant to the HA-LO Industries, Inc. 1997 Stock Plan (Amended and Restated) (the "Plan").

         As such counsel, we have examined the Plan, the Company's Restated Articles of Incorporation, as amended, the Amended and Restated Bylaws of the Company, the minute books of the Company and such other papers, documents and certificates of public officials and certificates of officers of the Company as we have deemed relevant and necessary as the basis for the opinions hereinafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

         Based on the foregoing, we are of the opinion that:

                  1. The issuance from time to time by the Company of up to an additional 3,000,000 shares of Common Stock pursuant to the Plan as described in the prospectus previously delivered to participants in the Plan (the "Prospectus") has been duly and validly authorized by all necessary corporate action on the part of the Company.

                  2. When issued and paid for as described in the Prospectus and in accordance with the Plan, the additional 3,000,000 shares available for issuance under the Plan will be duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock.

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Securities and Exchange Commission
May 19, 2000
Page 2


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

         Please be advised that certain partners of, attorneys associated with and/or of counsel to our firm beneficially own shares of Common Stock.

         The opinions expressed above are limited to the laws of the State of Illinois and the federal laws of the United States, and are limited to the specific legal matters expressly addressed herein. No opinion is expressed with respect to the laws of any other jurisdiction or any legal matter not addressed herein. This opinion speaks only as of the date hereof and we undertake no obligation to update this opinion.

                                                    Very truly yours,

                                                    /s/ NEAL, GERBER & EISENBERG